Exhibit 99.1

MoneyGram International Reports Fourth Quarter and Fiscal 2013 Financial Results

Strong Money Transfer Growth Pushes Annual Revenue to $1.5 Billion

Fourth Quarter Self-Service Revenue Grew 38 Percent, Now 7 Percent of Money Transfer Revenue

Company Sets Goal for $2 Billion in Annual Revenue in 2017 with 15 to 20 Percent of Money Transfer Revenue from Self-Service Channels

DALLAS--(BUSINESS WIRE)--February 11, 2014--MoneyGram (NASDAQ:MGI), a leading global money transfer and payment services company, today reported financial results for its fourth quarter and fiscal year ended December 31, 2013.

Full year highlights:

  Total revenue was $1,474.4 million, an increase of 10 percent on a reported and constant currency basis.
  Money transfer revenue increased 12 percent over the prior year to $1,287.8 million, both on a reported and constant currency basis.
  Money transfer transaction volume increased 13 percent over the prior year, led by:
    18 percent growth in U.S. outbound sends
    13 percent growth in sends originated outside of the U.S.
    7 percent growth in U.S.-to-U.S. sends.
  Self-service money transfer revenue grew 30 percent, and represented 6 percent of money transfer revenue.
  MoneyGram Online money transfer and bill payment transaction volume increased 44 percent and revenue was up 24 percent over the prior year.
  The Company reported EBITDA of $226.1 million and net income of $52.4 million. Both EBITDA and net income were primarily impacted by:
    $45.3 million of debt extinguishment costs related to the 2013 refinancing
    $14.1 million of stock-based and contingent performance compensation expense
    $4.7 million of reorganization and restructuring and severance related costs
    $2.8 million of expenses related to the compliance enhancement program
    $2.5 million of legal expenses related to certain ongoing matters.
  Adjusted EBITDA for the year was $295.5 million, an increase of 6 percent on a reported basis and 5 percent in constant currency. Adjusted EBITDA margin was 20 percent, down from 20.8 percent in the prior year. Adjusted EBITDA was negatively impacted 40 basis points by the direct monitor costs. Increased commission expense and higher compliance related investments also negatively impacted margins.
  Diluted earnings per common share was $0.73, including a negative $0.40 per share impact due to the aforementioned debt extinguishment costs, a negative $0.12 per share impact from stock-based and contingent performance compensation, a negative $0.04 per share impact from reorganization and restructuring and severance related costs, a negative $0.02 per share impact from the compliance enhancement program and $0.02 per share impact for legal expenses related to certain ongoing matters.
  Adjusted free cash flow was $149.8 million, up 29 percent from the prior year period driven by strong growth in revenue and EBITDA and lower debt interest payments.

Fourth quarter highlights:

  Total revenue was $385.8 million, an increase over the prior year of 9 percent on a reported basis and 8 percent in constant currency.
  Money transfer revenue increased to $340.0 million, representing growth of 11 percent over the prior year on a reported basis and 10 percent in constant currency.
  Money transfer transaction volume increased 11 percent over the prior year, led by:
    18 percent growth in U.S. outbound sends
    8 percent growth in sends originated outside of the U.S.
    7 percent growth in U.S.-to-U.S. sends.
  Global agent locations increased 8 percent over the prior year to 336,000.
  Self-service money transfer revenue grew 38 percent in the quarter and represented 7 percent of money transfer revenue.
  MoneyGram Online money transfer and bill payment transaction volume increased 32 percent and revenue was up 27 percent over the prior year.
  The Company reported EBITDA of $69.2 million and net income of $23.4 million, which was impacted by:
    $4.0 million of stock-based and contingent performance compensation
    $2.8 million of expenses related to the compliance enhancement program
    $0.4 million of legal expenses related to certain ongoing matters.
  Adjusted EBITDA for the fourth quarter was $76.4 million, up 7 percent on a reported basis and 5 percent on a constant currency basis. In the quarter, adjusted EBITDA margin was 19.8 percent, down from 20.2 percent in the fourth quarter of the prior year. Direct monitor costs negatively impacted the margin by 65 basis points.
  Diluted earnings per common share was $0.33, including a negative $0.04 per share impact from stock-based and contingent performance compensation and $0.02 related to the compliance enhancement program.
  Adjusted free cash flow for the quarter was $21.7 million, down 10 percent from $24.2 million in the prior year quarter.

"2013 was a great year for MoneyGram. We exceeded the outlook we set at the beginning of the year and achieved double-digit money transfer transaction and constant currency revenue growth. We celebrated a key network milestone as we added our 200th country, and we completed four acquisitions accelerating our self-service channel growth," said Pamela H. Patsley, MoneyGram chairman and chief executive officer. "Our top-line money transfer growth along with interest savings related to our debt refinancing led to outstanding cash generation. Agents and consumers rely on MoneyGram for innovative solutions, and we are investing to ensure we remain the brand of choice in the large and growing remittance industry."

Balance Sheet Items and Adjusted Free Cash Flow Items

MoneyGram ended the quarter with assets in excess of payment service obligations of $318.8 million and outstanding debt principal of $843.6 million. Interest expense was $10.0 million in the quarter, down $7.7 million from the prior year. For the full year, interest expense was $47.3 million, down $23.6 million from the prior year. Adjusted free cash flow for the quarter was down 10 percent to $21.7 million as a result of increased signing bonus payments made in the quarter. Fourth quarter capital expenditures were $11.6 million and signing bonus payments were $26.0 million. Cash taxes in the quarter were $7.8 million. Adjusted free cash flow for the year was up 29 percent to $149.8 million.

Market Developments

  Renewed an agreement with Albertson's LLC and entered into a new agreement with New Albertson's Inc. to offer a full suite of services in all of their 1,000 locations.
  Signed a contract with Bank Aljazira, one of Saudi Arabia's leading financial institutions. Saudi Arabia is the second largest remittance-sending country in the world with an estimated $29.5 billion in outbound remittances in 2012.
  Signed an agreement with Commercial Bank of Ceylon (CBC) providing MoneyGram customers the ability to deposit funds into nearly all of the bank accounts in Sri Lanka using CBC as the link to the Sri Lankan clearing system.
  Rolled out a new service in Japan with D. Communications, Inc. (DCOM) enabling DCOM customers to send and receive funds virtually across the MoneyGram network. The service offers consumers choice in sending and receiving directly from their bank accounts or receiving cash at a DCOM location.
  Entered into a new global agreement with Vodafone that will allow customers to load funds directly into millions of M-Pesa user accounts.
  Reached a company milestone of offering services in more than 200 countries and territories worldwide following the launch of money transfer services in Equatorial Guinea and Myanmar.
  Enabled more than 200 healthcare companies in the Company's biller network to allow consumers to pay their healthcare premiums online or at any U.S. bill pay location, providing health insurance companies with a cash-based payment solution convenient for their customers.
  Continued the local marketing of our global brand by launching new websites in over 100 countries. These new websites include many features and technical improvements that allow country-specific communication on products, services, and promotions.
  Other network expansion activities during the quarter:
    Reached 20,000 locations in China with the signing of Postal Savings Bank of China, a large commercial retail bank with more than 3,700 locations.
    Re-signed with Thomas Cook Co-operative Travel Group, one of the UK’s leading leisure travel groups with over 800 locations and over 6 million customers. The renewal was expanded to include an additional 275 Co-operative Travel locations that will come on board in early 2015.
    Launched money transfer services at 44 foreign exchange bureaus with Debenhams, a leading department store in the UK.
    Renewed a multi-year agreement with long-standing agent Cape Verde Post Office.
    Renewed an agreement with Calimax, a grocery store chain operating in Mexico, and expanded the agreement to include send capabilities.
    Expanded our reach in Central America with the signing of Banco Ficohsa in Guatemala, Farmacias Economicas in El Salvador and Servicentro in Nicaragua.

Global Funds Transfer Segment Results

For the quarter, total revenue for the Global Funds Transfer segment was $365.4 million, up 10 percent year-over-year. Money transfer transaction volume increased 11 percent, continuing the Company’s double-digit growth trend. Money transfer revenue was $340.0 million in the quarter, up 11 percent on a reported basis from over the prior year. Bill payment transaction volume was flat, while revenue decreased 2 percent to $25.4 million.

During the quarter, the segment reported operating income of $40.1 million and operating margin of 11.0 percent. Adjusted operating margin was 12.6 percent in the quarter, down from 13.6 percent in the prior year primarily as a result of an increase in commission and compliance expenses.

For the full year, total revenue for the Global Funds Transfer segment was $1,389.8 million, up 11 percent year-over-year. Money transfer transaction volume increased 13 percent for the year. Money transfer revenue was $1,287.8 million, up 12 percent on a reported basis from the prior year. Bill payment transaction volume decreased 2 percent, while revenue decreased 4 percent to $102.0 million.

For the full year, the segment reported operating income of $162.6 million and operating margin of 11.7 percent. Adjusted operating margin was 12.9 percent, down from 14.0 percent in the prior year primarily as a result of an increase in commission and compliance expenses.

Financial Paper Products Segment Results

For the quarter, total revenue in the Financial Paper Products segment decreased 2 percent to $20.5 million, down from $21.0 million in the prior year quarter. Operating income was $5.9 million, down from $8.1 million in the fourth quarter of 2012. Operating margin was 28.8 percent. Adjusted operating margin was 30.2 percent in the quarter, down from 40.5 percent in the same period last year.

For the full year, total revenue in the Financial Paper Products segment was $84.0 million, down 1 percent from the prior year. Operating income was $30.9 million, down from $32.7 million in the prior year. Operating margin was 36.8 percent. Adjusted operating margin was 38.6 percent, down from 41.4 percent last year.

Global Transformation Program

MoneyGram today separately announced several changes to better support the Company’s corporate objectives, including its goal of reaching $2 billion in annual revenue in 2017. These actions include realigning the organizational structure and commencing a global transformation program designed to help MoneyGram lead the industry in compliance, fuel multi-channel growth and improve its cost structure. These initiatives are:

  Enhancing compliance. The legal and regulatory requirements for the financial services industry continue to increase. Since 2009, MoneyGram has invested more than $120 million in its compliance and anti-fraud programs and has successfully prevented more than $365 million in fraud losses, with $135 million prevented in 2013. The Company will continue to advance its leadership in global compliance by implementing market-leading systems, technology and processes, and increasing agent oversight around the world. This program now incorporates an accelerated timeline and certain additional enhancements which were recommended by the monitor. At this time, the Company expects to incur cash outlays of approximately $80 to $90 million over the next three years.
  Investing for growth. MoneyGram is accelerating investment in its market-leading self-service products with the goal of generating 15 to 20 percent of money transfer revenue from these channels in 2017.
  Reorganization and restructuring. MoneyGram will commence a reorganization and restructuring initiative to enhance operating efficiencies and reduce the Company’s cost structure. At this time, the Company anticipates that the initiative will result in annual pre-tax cost savings of approximately $15 million to $20 million on a run-rate basis exiting 2015, resulting from expense reductions and the realignment of certain business functions. The Company currently estimates that it will incur cash outlays over the next two years of approximately $30 million to $40 million in connection with these actions.

“The launch of our global transformation program will position MoneyGram to lead the industry in compliance and in combating fraud. The global transformation program will also enable us to invest for growth and improve our cost structure. We are energized and committed to achieving our goal of $2 billion in annual revenue in 2017, with 15 to 20 percent of money transfer revenue generated from self-service products. Our investments today will lead to an even more nimble, innovative and cost efficient MoneyGram in 2017,” said Patsley. “We have positioned our self-service business to capitalize on the strength of our brand and network, and the timing is right to increase our focus on these products. We remain committed to outpacing the industry for years to come.”

Outlook

For 2014 the Company estimates total constant currency revenue growth of 8 to 10 percent. Constant currency adjusted EBITDA growth is estimated to be 7 to 9 percent. Direct monitor costs will be adjusted in 2014 to provide investors with clear operating metrics. If direct monitor costs had been adjusted in 2013, the comparable estimated adjusted constant currency EBITDA growth for 2014 would be 5 to 7 percent.

Non-GAAP Measures

In addition to results presented in accordance with GAAP, this press release and related tables include certain non-GAAP financial measures, including a presentation of EBITDA (earnings before interest, taxes, depreciation and amortization, including agent signing bonus amortization), Adjusted EBITDA (EBITDA adjusted for significant items), Adjusted EBITDA Margin and Adjusted Free Cash Flow (Adjusted EBITDA less cash interest expense, cash tax expense, cash payments for capital expenditures and agent signing bonuses), and constant currency measures. In addition, we also present Adjusted Operating Income and Adjusted Operating Margin for our two reporting segments. The following tables include a full reconciliation of actual non-GAAP financial measures to the related GAAP financial measures. The equivalent GAAP financial measures for projected results are not provided as we are not able to predict results inclusive of currency changes.

We believe that these non-GAAP financial measures provide useful information to investors because they are an indicator of the strength and performance of ongoing business operations, including our ability to service debt and fund capital expenditures, acquisitions and operations. These calculations are commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the operating performance and value of companies within our industry. Finally, EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Free Cash Flow, and constant currency figures are financial measures used by management in reviewing results of operations, forecasting, assessing cash flow and capital, allocating resources or establishing employee incentive programs. Although MoneyGram believes the above non-GAAP financial measures enhance investors' understanding of its business and performance, these non-GAAP financial measures should not be considered an exclusive alternative to accompanying GAAP financial measures.

Description of Tables

Table One – Consolidated Statements of Operations
Table Two – Segment Results
Table Three – Segment Reconciliations
Table Four – EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Free Cash Flow
Table Five – Consolidated Balance Sheets
Table Six – Assets in Excess of Payment Service Obligations
Table Seven – Constant Currency Measures

Conference Call

MoneyGram International will host a conference call today at 9 a.m. ET, 8 a.m. CT, to discuss its fourth quarter and fiscal year results. Pamela H. Patsley, chairman and chief executive officer, will host the call. The conference call can be accessed by calling 1-888-690-2880 (U.S.) and +1-913-312-1397 (International). The participant code is 7775120. Slides are available on MoneyGram’s website at www.moneygram.com. A replay of the conference call will be available at noon ET on February 11, 2014, through 11:59 p.m. ET on February 18, 2014. The replay of the call is available at 1-877-870-5176 (U.S.) or +1-858-384-5517 (International). The replay participant code is 7775120.

About MoneyGram International, Inc.

MoneyGram, a leading money transfer company, enables consumers who are not fully served by traditional financial institutions to meet their financial needs. MoneyGram offers money transfer services worldwide through a global network of 336,000 agent locations – including retailers, international post offices and financial institutions – in more than 200 countries and territories. MoneyGram also offers bill payment services in the U.S. and Canada. To learn more about money transfer or bill payment at an agent location or online, please visit moneygram.com or connect with us on Facebook.

Forward Looking Statements

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to, among other things, the financial condition, results of operations, plans, objectives, future performance and business of MoneyGram and its subsidiaries. Forward-looking statements can be identified by words such as “believes,” “estimates,” “expects,” “projects,” “plans,” “will,” “should,” “could,” “would,” "goals," "anticipates" and other similar expressions. These forward-looking statements speak only as of the date they are made, and MoneyGram undertakes no obligation to publicly update or revise any forward-looking statement, except as required by federal securities law. These forward-looking statements are based on management's current expectations and are subject to certain risks, uncertainties and changes in circumstances due to a number of factors. These factors include, but are not limited to: our ability to compete effectively; our ability to maintain key agent or biller relationships, or a reduction in business or transaction volume from these relationships, including our largest agent, Walmart, whether through the permissible introduction by Walmart of "white label" branded products or otherwise; our ability to manage fraud risks from consumers or agents; the ability of us and our agents to comply with U.S. and international laws and regulations, including the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; litigation or investigations involving us or our agents, including the outcome of ongoing investigations by several state governments, which could result in material settlements, fines or penalties; uncertainties relating to compliance with and the impact of the deferred prosecution agreement entered into with the U.S. federal government and the effect of the deferred prosecution agreement on our reputation and business; our offering of money transfer services through agents in regions that are politically volatile or, in a limited number of cases, are subject to certain restrictions by the Office of Foreign Assets Control; changes in tax laws or an unfavorable outcome with respect to the audit of our tax returns or tax positions, or a failure by us to establish adequate reserves for tax events; our substantial debt service obligations, significant debt covenant requirements and credit ratings; sustained financial market illiquidity, or illiquidity at our clearing, cash management and custodial financial institutions; our significant exposure to loss in the event of a major bank failure or a loss of liquidity in the bank deposit market; the ability of us and our agents to maintain adequate banking relationships; concerns regarding the financial health of certain European countries; a security or privacy breach in our facilities, networks or databases; disruptions to our computer network systems and data centers; continued weakness in economic conditions, in both the U.S. and global markets; weakened consumer confidence in our business or money transfers generally; a significant change, material slow down or complete disruption of international migration patterns; our ability to manage credit risks from our retail agents and official check financial institution customers; our ability to retain partners to operate our official check and money order businesses; our ability to successfully develop and timely introduce new and enhanced products and services or investments in unsuccessful new products, services or infrastructure changes; our ability to manage risks associated with our international sales and operations; our ability to adequately protect our brand and intellectual property rights and to avoid infringing on the rights of others; our ability to attract and retain key employees; our ability to manage risks related to the operation of retail locations and the acquisition or start-up of businesses; our ability to maintain effective internal controls; our capital structure and the special voting rights provided to designees of Thomas H. Lee Partners, L.P. on our Board of Directors; whether we will be able to implement the global reorganization and restructuring initiative as planned; whether the expected amount of costs associated with such initiative will exceed our forecasts; whether we will be able to realize the full amount of estimated savings from such initiative; and the risks and uncertainties described in the “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” sections of MoneyGram's public reports filed with the SEC, including MoneyGram's annual report on Form 10-K for the year ended December 31, 2012 and its quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2013, June 30, 2013 and September 30, 2013.

TABLE ONE
MONEYGRAM INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		2013 vs	Twelve Months Ended December 31,		2013 vs
(Amounts in millions, except per share data)	2013	2012	2012	2013	2012	2012

REVENUE
Fee and other revenue	$381.7	$351.3	$30.4	$1,456.8	$1,328.6	$128.2
Investment revenue	4.1	3.1	1.0	17.6	12.6	5.0
Total revenue	385.8	354.4	31.4	1,474.4	1,341.2	133.2
OPERATING EXPENSES
Fee and other commissions expense	175.3	158.2	17.1	677.8	599.2	78.6
Investment commissions expense	0.1	0.1	—	0.4	0.3	0.1
Total commissions expense	175.4	158.3	17.1	678.2	599.5	78.7
Compensation and benefits	66.8	68.7	(1.9)	264.9	241.6	23.3
Transaction and operations support	74.4	63.9	10.5	253.7	355.7	(102.0)
Occupancy, equipment and supplies	12.0	11.1	0.9	49.0	47.7	1.3
Depreciation and amortization	14.2	11.7	2.5	50.7	44.3	6.4
Total operating expenses	342.8	313.7	29.1	1,296.5	1,288.8	7.7
OPERATING INCOME	43.0	40.7	2.3	177.9	52.4	125.5
Other (income) expense
Net securities gains	—	(10.0)	10.0	—	(10.0)	10.0
Interest expense	10.0	17.7	(7.7)	47.3	70.9	(23.6)
Debt extinguishment costs	—	—	—	45.3	—	45.3
Other costs	—	—	—	—	0.4	(0.4)
Total other expenses, net	10.0	7.7	2.3	92.6	61.3	31.3
Income (loss) before income taxes	33.0	33.0	—	85.3	(8.9)	94.2
Income tax expense	9.6	12.8	(3.2)	32.9	40.4	(7.5)
NET INCOME (LOSS)	$23.4	$20.2	$3.2	$52.4	$(49.3)	$101.7

Earnings (loss) per common share:
Basic	$0.33	$0.28	$0.05	$0.73	$(0.69)	$1.42
Diluted	$0.33	$0.28	$0.05	$0.73	$(0.69)	$1.42

Weighted-average outstanding common shares and equivalents used in computing earnings (loss) per share:
Basic (1)	71.6	71.5	0.1	71.6	71.5	0.1
Diluted (1)	71.9	71.6	0.3	71.9	71.5	0.4

(1) Includes common stock equivalents of 13.7 million for the three and twelve months ended December 31, 2013. The following weighted-average potential common shares are excluded from diluted earnings (loss) per common share as their effect is anti-dilutive. All potential common shares are anti-dilutive in periods of net loss available to common stockholders.

Shares related to stock options	3.4	3.9		3.6	4.9
Shares related to restricted stock and restricted stock units	0.9	0.5		0.8	0.5

TABLE TWO
MONEYGRAM INTERNATIONAL, INC.
SEGMENT RESULTS
(Unaudited)

Global Funds Transfer
	Three Months Ended December 31,		2013 vs	Twelve Months Ended December 31,		2013 vs
(Amounts in millions)	2013	2012	2012	2013	2012	2012

Money transfer revenue:
Fee and other revenue	$339.9	$306.9	$33.0	$1,287.5	$1,148.5	$139.0
Investment revenue	0.1	—	0.1	0.3	0.6	(0.3)
Bill payment revenue:
Fee and other revenue	25.4	26.0	(0.6)	102.0	106.1	(4.1)
Investment revenue	—	—	—	—	—	—
Total revenue	$365.4	$332.9	$32.5	$1,389.8	$1,255.2	$134.6

Total commissions expense	$175.1	$157.8	$17.3	$676.9	$597.6	$79.3

Operating income	$40.1	$38.4	$1.7	$162.6	$149.6	$13.0

Operating margin	11.0%	11.5%		11.7%	11.9%

Financial Paper Products
	Three Months Ended December 31,		2013 vs	Twelve Months Ended December 31,		2013 vs
(Amounts in millions)	2013	2012	2012	2013	2012	2012

Money order revenue:
Fee and other revenue	$12.5	$13.6	$(1.1)	$51.1	$55.4	$(4.3)
Investment revenue	1.2	0.5	0.7	4.0	2.1	1.9
Official check revenue:
Fee and other revenue	3.9	4.6	(0.7)	16.2	18.3	(2.1)
Investment revenue	2.9	2.3	0.6	12.7	8.7	4.0
Total revenue	$20.5	$21.0	$(0.5)	$84.0	$84.5	$(0.5)

Total commissions expense	$0.2	$0.5	$(0.3)	$1.2	$1.9	$(0.7)

Operating income	$5.9	$8.1	$(2.2)	$30.9	$32.7	$(1.8)

Operating margin	28.8%	38.6%		36.8%	38.7%

TABLE THREE
MONEYGRAM INTERNATIONAL, INC.
SEGMENT RECONCILIATIONS
(Unaudited)

Global Funds Transfer
	Three Months Ended December 31,		2013 vs	Twelve Months Ended December 31,		2013 vs
(Amounts in millions)	2013	2012	2012	2013	2012	2012

Revenue (as reported)	$365.4	$332.9	$32.5	$1,389.8	$1,255.2	$134.6

Adjusted operating income	$46.0	$45.3	$0.7	$178.6	$176.2	$2.4

Reorganization and restructuring costs	—	(5.4)	5.4	(3.0)	(18.3)	15.3
Compliance enhancement program	(2.8)	—	(2.8)	(2.8)	—	(2.8)
Stock-based compensation expense	(3.1)	(1.5)	(1.6)	(10.2)	(8.3)	(1.9)
Total adjustments	(5.9)	(6.9)	1.0	(16.0)	(26.6)	10.6

Operating income (as reported)	$40.1	$38.4	$1.7	$162.6	$149.6	$13.0

Adjusted operating margin	12.6%	13.6%		12.9%	14.0%
Total adjustments	(1.6)%	(2.1)%		(1.2)%	(2.1)%
Operating margin (as reported)	11.0%	11.5%		11.7%	11.9%

Financial Paper Products
	Three Months Ended December 31,		2013 vs	Twelve Months Ended December 31,		2013 vs
(Amounts in millions)	2013	2012	2012	2013	2012	2012

Revenue (as reported)	$20.5	$21.0	$(0.5)	$84.0	$84.5	$(0.5)

Adjusted operating income	$6.2	$8.5	$(2.3)	$32.4	$35.0	$(2.6)

Reorganization and restructuring costs	—	(0.2)	0.2	(0.3)	(1.3)	1.0
Stock-based compensation expense	(0.3)	(0.2)	(0.1)	(1.2)	(1.0)	(0.2)
Total adjustments	(0.3)	(0.4)	0.1	(1.5)	(2.3)	0.8

Operating income (as reported)	$5.9	$8.1	$(2.2)	$30.9	$32.7	$(1.8)

Adjusted operating margin	30.2%	40.5%		38.6%	41.4%
Total adjustments	(1.5)%	(1.9)%		(1.8)%	(2.7)%
Operating margin (as reported)	28.8%	38.6%		36.8%	38.7%

TABLE FOUR
MONEYGRAM INTERNATIONAL, INC.
EBITDA, ADJUSTED EBITDA, ADJUSTED EBITDA MARGIN AND ADJUSTED FREE CASH FLOW
(Unaudited)

	Three Months Ended December 31,		2013 vs	Twelve Months Ended December 31,		2013 vs
(Amounts in millions)	2013	2012	2012	2013	2012	2012

Income (loss) before income taxes	$33.0	$33.0	$—	$85.3	$(8.9)	$94.2
Interest expense	10.0	17.7	(7.7)	47.3	70.9	(23.6)
Depreciation and amortization	14.2	11.7	2.5	50.7	44.3	6.4
Amortization of agent signing bonuses	12.0	8.9	3.1	42.8	33.6	9.2
EBITDA	69.2	71.3	(2.1)	226.1	139.9	86.2

Significant items impacting EBITDA:
Net securities gains	—	(10.0)	10.0	—	(10.0)	10.0
Severance and related costs (1)	—	—	—	1.5	1.0	0.5
Reorganization and restructuring costs	—	5.1	(5.1)	3.2	19.3	(16.1)
Compliance enhancement program	2.8	—	2.8	2.8	—	2.8
Contribution from investors (2)	—	—	—	—	0.3	(0.3)
Debt extinguishment (3)	—	—	—	45.3	—	45.3
Stock-based and contingent performance compensation (4)	4.0	1.6	2.4	14.1	9.2	4.9
Legal expenses (5)	0.4	3.7	(3.3)	2.5	119.2	(116.7)
Adjusted EBITDA	$76.4	$71.7	$4.7	$295.5	$278.9	$16.6

Adjusted EBITDA margin (6)	19.8%	20.2%	(0.4)%	20.0%	20.8%	(0.8)%

Foreign currency impact	(0.9)			(2.0)
Adjusted EBITDA, constant currency adjusted	$75.5			$293.5
Adjusted EBITDA growth, as reported	7%			6%
Adjusted EBITDA growth, constant currency adjusted	5%			5%

Adjusted EBITDA	$76.4	$71.7	$4.7	$295.5	$278.9	$16.6

Cash interest expense	(9.3)	(15.5)	6.2	(43.9)	(64.4)	20.5
Cash tax expense	(7.8)	(2.0)	(5.8)	(8.0)	(2.9)	(5.1)
Cash payments for capital expenditures	(11.6)	(16.4)	4.8	(48.8)	(59.6)	10.8
Cash payments for agent signing bonuses	(26.0)	(13.6)	(12.4)	(45.0)	(36.2)	(8.8)

Adjusted Free Cash Flow	$21.7	$24.2	$(2.5)	$149.8	$115.8	$34.0

(1) Severance and related costs primarily from executive terminations.
(2) Expense resulting from payment by an investor to Walmart upon liquidation of such investor's investment as required by the Participation Agreement.
(3) Debt extinguishment costs relate to the termination of our 2011 Credit Agreement and second lien notes in connection with the 2013 Credit Agreement.
(4) Stock based compensation and one-time contingent performance award payable after three years based on achievement of revenue growth targets.
(5) Legal expenses are primarily in connection with the settlement related to the MDPA/U.S. DOJ investigation and certain ongoing legal matters.
(6) Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by total revenue.

TABLE FIVE
MONEYGRAM INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Amounts in millions, except share data)	December 31, 2013	December 31, 2012
ASSETS
Cash and cash equivalents	$—	$—
Cash and cash equivalents (substantially restricted)	2,228.5	2,683.2
Receivables, net (substantially restricted)	767.7	1,206.5
Interest-bearing investments (substantially restricted)	1,011.6	450.1
Available-for-sale investments (substantially restricted)	48.1	63.5
Property and equipment, net	134.8	127.9
Goodwill	435.2	428.7
Other assets	161.0	190.7
Total assets	$4,786.9	$5,150.6

LIABILITIES
Payment service obligations	$3,737.1	$4,175.4
Debt	842.9	809.9
Pension and other postretirement benefits	98.4	126.8
Accounts payable and other liabilities	185.5	199.9
Total liabilities	4,863.9	5,312.0

STOCKHOLDERS’ DEFICIT
Participating Convertible Preferred Stock - Series D, $0.01 par value, 200,000 shares authorized, 109,239 issued at December 31, 2013 and December 31, 2012, respectively	281.9	281.9
Common Stock, $0.01 par value, 162,500,000 shares authorized, 62,263,963 shares issued at December 31, 2013 and December 31, 2012, respectively	0.6	0.6
Additional paid-in capital	1,011.8	1,001.0
Retained loss	(1,214.4)	(1,265.9)
Accumulated other comprehensive loss	(33.0)	(52.3)
Treasury stock: 4,300,782 and 4,407,038 shares at December 31, 2013 and December 31, 2012, respectively	(123.9)	(126.7)
Total stockholders’ deficit	(77.0)	(161.4)
Total liabilities and stockholders’ deficit	$4,786.9	$5,150.6

TABLE SIX
MONEYGRAM INTERNATIONAL, INC.
ASSETS IN EXCESS OF PAYMENT SERVICE OBLIGATIONS
(Unaudited)

(Amounts in millions)	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013

Cash and cash equivalents (1)	$2,228.5	$2,222.4	$2,202.4	$2,430.2
Receivables, net (1)	767.7	959.7	1,178.5	1,170.4
Interest-bearing investments (1)	1,011.6	941.8	902.3	501.9
Available-for-sale investments (1)	48.1	50.7	50.5	56.2
	4,055.9	4,174.6	4,333.7	4,158.7
Payment service obligations	(3,737.1)	(3,864.9)	(4,076.4)	(3,939.0)
Assets in excess of payment service obligations	$318.8	$309.7	$257.3	$219.7

(1) Substantially restricted

TABLE SEVEN
MONEYGRAM INTERNATIONAL, INC.
CONSTANT CURRENCY MEASURES
(Unaudited)

(Amounts in millions)	Three months ended December 31, 2013	Twelve months ended December 31, 2013

Total revenue, as reported (GAAP)	$385.8	$1,474.4
Foreign currency impact	(2.2)	(5.4)
Total revenue, constant currency adjusted	$383.6	$1,469.0
Prior year total revenue, as reported (GAAP)	$354.4	$1,341.2
Revenue change, as reported (GAAP)	9%	10%
Total revenue growth, constant currency adjusted	8%	10%

(Amounts in millions)	Three months ended December 31, 2013	Twelve months ended December 31, 2013

Money transfer revenue, as reported (GAAP)	$340.0	$1,287.8
Foreign currency impact	(2.2)	(5.4)
Money transfer revenue, constant currency adjusted	$337.8	$1,282.4
Prior year money transfer revenues, as reported (GAAP)	$306.9	$1,149.1
Revenue change, as reported (GAAP)	11%	12%
Money transfer revenue growth, constant currency adjusted	10%	12%

CONTACT:
MoneyGram International, Inc.
Investor Relations:
Eric Dutcher, 214-999-7508
edutcher@moneygram.com
or
Media Relations:
214-303-9923
media@moneygram.com